EXHIBIT 99.2

MAY 1, 2012

Key Messages & Themes

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Today, Imperial Sugar has entered into a definitive merger agreement with Louis Dreyfus Commodities (LDC).  Under the Agreement, Louis Dreyfus Commodities will acquire Imperial Sugar through a tender offer and a second-step merger, for $6.35 per share.  When the merger agreement is completed, Imperial Sugar will become a subsidiary of Louis Dreyfus Commodities.  The transaction is subject to customary conditions, including receipt of regulatory approvals and the tender of at least 66⅔% of Imperial Sugar shares.

—	We are grateful to all of our employees who have exhibited courage and perseverance over the past four years as we have emerged from a terrible tragedy in Port Wentworth and rebuilt our company.
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Like Imperial, Louis Dreyfus Commodities has a long and distinguished heritage. The company was founded in 1851 and has expanded its expertise to a wide variety of commodities. The group’s portfolio includes Oilseeds, Grains, Rice, Freight, Finance, Juice, Cotton, Coffee, Metals, Dairy, Fertilizers, Sugar and Ethanol businesses.

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In North America Louis Dreyfus Commodities operates in the cotton, grains, oilseeds, ethanol, sugar, coffee, and juice markets. With approximately 1,650 employees, LDC’s operations in North America include six agricultural processing plants and over 30 logistics assets including five grains/oilseeds export elevators, 10 interior grains/oilseeds elevators and 20 cotton warehouses.

Employees: Louis Dreyfus Commodities is a large agricultural-based commodities business and we believe Imperial will fit well into the company’s global operations. For our employees, we expect the combination of Imperial and LDC to provide a more stable business, with greater organizational resources, as well as potential new career opportunities.

We believe Louis Dreyfus Commodities shares our commitment to ensuring the highest of ESH, quality, food safety and social responsibility standards.  We expect our operational and maintenance excellence programs will continue with commitment and emphasis.

We anticipate that benefits will remain substantially unchanged between closing and December 31, 2012. Employees will be transitioned onto Louis Dreyfus Commodities’ plans in 2013, which we believe offer robust benefits to employees.

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Customers:  We believe this transaction will benefit our customers in a variety of ways. Imperial will become part of a larger organization with enhanced access to raw sugar supplies. Louis Dreyfus Commodities has the capital resources necessary to continue to make investments in our plants to enable us to scale to meet customer demand and help to ensure predictable supply. Following completion of the transaction, we expect to continue our company’s rigorous product quality, food safety, customer service and social responsibility programs, and to continue to support our brands, including Dixie Crystals, Imperial, Holly, Savannah Gold and NatureWise Sweeteners™.

Employee Q&A

1)	Q: Why did the Board and management decide to sell the company?
A: Following an extensive and long-running review of strategic alternatives, the Board determined that the transaction with Louis Dreyfus Commodities offered the greatest value to our shareholders.

2)	Q: If I own shares, what will happen to them?
A: You will have the opportunity to tender your shares in the tender offer for the tender price of $6.35 per share.  This is essentially a sale of your shares.  If you do not tender your shares in the offer, and we complete the second-step merger, subject to the terms and conditions of the merger agreement, your shares will be cancelled and converted into the right to receive the same price paid in the tender offer.

3)	Q: Will there be any changes to the benefit structure?
A: Not at this time. It is anticipated the current benefits will continue until December 31st, 2012, at which time, Louis Dreyfus Commodities is planning a transition period to integrate your benefits into LDC’s programs.

4)	Q: Will there be a reduction in force as a result of this merger? What about plant closures?
A: There are no plans for any change in our business at this time.  Imperial’s management will continue to operate the business until the transaction closes.  Following the close of the merger, we expect Louis Dreyfus Commodities will work to integrate Imperial Sugar into its North American structure.  We have been informed by LDC that intends to continue operating all of the existing industrial facilities.

5)	Q: Who is Louis Dreyfus Commodities? What do they know about the sugar industry?
A:  The profile of Louis Dreyfus Commodities and its North American operations are outlined above.  Its global sugar business has grown significantly in the last decade,

with a particular focus on sugar cane milling in Brazil (where it operates 13 sugar mills and manages extensive cane farming activities), international sugar merchandising with a keen focus on customer partnerships and risk management, and in depth research and market analysis.  More recently, LDC has begun to implement its plan to diversify these activities into sugar refining and distribution in major consumer markets, including the building of sugar refineries with partners in Indonesia and China while developing refined sugar distribution businesses in many other internal markets across the world.

6)	Q: How will the merger impact our day-to-day operations?
A: Imperial’s management will continue to operate the business until the transaction closes.  Following the close of the merger, we expect Louis Dreyfus Commodities will work to integrate Imperial Sugar into its North American structure.

7)	Q: How does Imperial Sugar fit into Louis Dreyfus Commodities’ business strategy?
A: Louis Dreyfus Commodities has stated that, further to its strategy to diversify into domestic refining and distribution, this transaction is a significant step for the company given the size of the US market and Imperial’s fixed asset base. We believe that LDC is keen to leverage Imperial Sugar’s sugar refining expertise and its product knowledge that extends deeply into the US industrial and retail sectors.

8)	Q: Are there any overlaps or redundancies in their business that will be created as a result of this merger? Should we anticipate layoffs in Sugar Land?
A: Louis Dreyfus Commodities is in the very early stages of this process and upon the merger completion will work to better understand the Imperial Sugar organization across all locations and how to best integrate the Imperial Sugar team into the LDC organization. We believe LDC has significant respect for the Imperial Sugar team and the challenges that must be overcome to manage a domestic refined sugar marketing program as large as that of Imperial Sugar’s.  While the combination of these two companies may create synergies in certain areas, it is too early to judge the impact of these synergies.

9)	Q: Do you anticipate any anti-trust issues arising related to the merger?
A: While we cannot predict the outcome of any regulatory process, we do not believe that this transaction should create anti-competitive concerns.

10)	Q: Who will lead the consolidated companies? Will Imperial’s management remain intact after the close of the transaction?
A: We expect that, following the close of the merger, Louis Dreyfus Commodities will assess the combined operations and make decisions about management and other staffing decisions.

11)	Q: How will Imperial be integrated into the firm following the close? Will we become a wholly owned subsidiary?
A: Following the closing of the merger, Imperial Sugar will become a wholly owned subsidiary of Louis Dreyfus Commodities.

12)	Q: Will the Imperial family of brands and products still exist following the merger—including our NSV and polyurethane foam partnerships?
A: We have been informed that Louis Dreyfus Commodities intends to maintain the Imperial, Dixie and Holly brands post-merger.

Imperial’s joint venture, NSV, will continue to operate under the same agreements that are currently in effect unless Louis Dreyfus Commodities and our NSV partner decide to change them.  Our agreements with our other business partners, such as the SucraSeal business, will continue as is after the transaction closes and remain as currently in effect unless LDC and our partners elect to change those agreements.

13)	Q: Will there be any changes to the company’s pension obligations?
A: Pension obligations remain unaffected by this transaction.

14)	Q: Where will the headquarters of the combined entities be located?
A: Louis Dreyfus Commodities’ North American headquarters are located in Wilton, Connecticut.  Within LDC’s activities, businesses are coordinated on a global basis with five businesses led from the USA (Grains, Freight, and Metals from Wilton; Cotton from Memphis, TN; and Juice from Winter Garden, FL).  Sugar is led globally from Geneva, Switzerland.  Within the USA, we have been informed that LDC currently expects to maintain sugar related administrative and management teams in both Sugar Land and Savannah in addition to the group’s existing 8 person sugar team in Wilton.

Customer Q&A

1)	Q: How does the merger impact my company’s relationship with Imperial Sugar?
A: First, let me assure you that we will continue to ensure the needs of our customers are met.

We believe Customers will benefit from this merger in a variety of ways.  This transaction will lead to Imperial Sugar becoming part of a large global agri-business with enhanced access to financing and raw sugar supply.  Louis Dreyfus Commodities has the capital resources necessary to continue to make investments in our plants to enable us to scale to meet customer demand and help ensure predictable supply.  Furthermore, we believe Imperial Sugar’s relationships with multi-national sugar users will reinforce the potential for service in countries where LDC’s sugar refining and distribution activities are growing. Your contact point for the USA will remain with current Imperial Sugar employees until otherwise notified.

2)	Q: Will existing contracts be affected?
A: We expect to perform all contracts in accordance with their existing terms.

3)	Q: What if my company has contracts with both Louis Dreyfus Commodities and Imperial?
A: Until the close of the merger, the contracts will be performed separately and independently by Imperial and Louis Dreyfus Commodities, respectively.  After closing, we expect LDC will work to ensure continuity of existing commercial agreements.

4)	Q: To whom do I direct customer inquiries and/or payment?
A: The Imperial Sugar team at the following number: 1-877-212-2144

5)	Q: Why should my company continue to do business with Imperial Sugar?
A: We believe this merger is in the long-term best interests of our customers and will enable us to have greater access to raw sugar supplies around the world.  We will become part of a larger organization which we believe will continue to invest in our assets and people to meet your needs and ensure security of supply.  Imperial Sugar will be part of a global organization that we believe will bring enhanced benefits to Imperial’s customers.

6)	Q: Will Louis Dreyfus Commodities re-brand the company and its products.
A: We have been informed that Louis Dreyfus Commodities intends to maintain the Imperial, Dixie and Holly brands post-merger.  It has not yet taken a decision as to whether or not it will re-brand the company.

7)	Q: If I am a customer who has purchased a product from one of the company’s JVs will those items continue to be produced (NSV and SucraSeal)?
A: Until the close of the merger, we expect to maintain business as usual with all of Imperial’s operations, JVs and production collaborations.  The intellectual property and marketing agreements relative to our JVs and production collaborations will remain in place after the merger and decisions regarding the future of these initiatives will be made by the management of LDC and our partners after the closing of the transaction.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Statements herein regarding the proposed transaction among Louis Dreyfus Commodities LLC and Imperial Sugar Company, future financial and operating results and any other statements about future expectations constitute “forward looking statements.”  These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions.  Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Imperial Sugar’s filings with the Securities and Exchange Commission, including Imperial Sugar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which are available at the SEC’s Web site http://www.sec.gov.  The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The tender offer has not yet commenced and important information regarding the terms of the tender offer will be contained in a Schedule TO filed by the acquirer.  This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Imperial Sugar.  At the time the offer is commenced, the acquirer will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and in connection with the proposed transaction, Imperial Sugar Company plans to file with the SEC a Tender Offer Solicitation/Recommendation Statement under cover of Schedule 14D-9.  Investors and security holders of Imperial Sugar Company are urged to read the acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 and any other relevant documents filed with the SEC when they are available before any decision is made with respect to the tender offer because they will contain important information about Imperial Sugar Company, the proposed transaction and related matters.  Acquirer’s tender offer statement and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 will be mailed to stockholders of the Company.  Investors and security holders of the Company will be able to obtain copies of acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and the Schedule 14D-9, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Imperial Sugar Company and the tender offer, without charge, at the SEC’s Internet site (http://www.sec.gov).  These documents may also be obtained for free from Imperial Sugar Company by directing a request at our Investor Relations page on our corporate website at http://www.imperialsugarcompany.com/investor-relations.html.